Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Wednesday, July 19, 2023

COMMERCE BANCSHARES, INC. REPORTS
SECOND QUARTER EARNINGS PER SHARE OF $1.02

Commerce Bancshares, Inc. announced earnings of $1.02 per share for the three months ended June 30, 2023, compared to $.92 per share in the same quarter last year and $.95 per share in the first quarter of 2023. Net income for the second quarter of 2023 amounted to $127.8 million, compared to $115.8 million in the second quarter of 2022 and $119.5 million in the prior quarter.

For the six months ended June 30, 2023, earnings per share totaled $1.97, compared to $1.84 for the first six months of 2022. Net income amounted to $247.2 million for the six months ended June 30, 2023, compared to $233.9 million in the comparable period last year. For the year to date, the return on average assets was 1.55%, and the return on average equity was 18.78%.

“Commerce delivered strong results in the second quarter,” said John Kemper, President and Chief Executive Officer. “Against a backdrop of elevated interest rates, the Company produced record revenues, showing strength in both our net interest and non-interest income categories. These results reflect the ability of our diversified business model to perform across economic cycles. Our low loan-to-deposit ratio positioned us to meet loan demand across our footprint and provided opportunities for our teams to welcome new customer relationships.”

On deposit balances, Kemper added, “Our customer deposits increased during the quarter, helping to accommodate loan growth. On top of this, the Company took steps to add short-term brokered deposit funding, increasing our liquidity cushion in the wake of the first quarter’s industry disruption. This short-term liquidity build impacted our net interest margin but was neutral to net interest income and reflects our conservative posture in times of economic uncertainty.

We are confident in our liquidity and capital levels, and credit performance remains excellent.”

Second Quarter 2023 Financial Highlights:

•Net interest income was $249.5 million, a $2.1 million decrease from the prior quarter. The net yield on interest earning assets decreased 14 basis points to 3.12%.

•Non-interest income totaled $147.6 million, an increase of $8.2 million compared to the same quarter last year.

•Non-interest expense totaled $227.6 million, an increase of $14.1 million compared to the same quarter last year.

Exhibit 99.1

•Average loan balances totaled $16.7 billion, an increase of $265.2 million, or 1.6%, over the prior quarter.

•Total average available for sale debt securities decreased 7.2%, or $852.8 million, from the prior quarter to $11.0 billion, at fair value. During the second quarter of 2023, the unrealized loss on available for sale securities increased $109.2 million to $1.4 billion, at period end.

•Period end deposits increased $1.2 billion, or 4.8%, over March 31, 2023. The average rate paid on interest bearing deposits in the current quarter was 1.29%.

•The ratio of annualized net loan charge-offs to average loans was .16% compared to .17% in the prior quarter.

•The allowance for credit losses on loans decreased $632 thousand during the second quarter to $158.7 million, and at June 30, 2023, the ratio of the allowance for credit losses on loans to total loans was .94%, compared to .96% at March 31, 2023.

•Total assets at June 30, 2023 were $32.8 billion, an increase of $826.4 million, or 2.6%, over the prior quarter.

•For the quarter, the return on average assets was 1.56%, the return on average equity was 18.81%, and the efficiency ratio was 57.2%.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, investment management and securities brokerage. One of its subsidiaries, Commerce Bank, leverages nearly 160 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full-service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. It also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matt Burkemper, Investor Relations
(314) 746-7485
www.commercebank.com
matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
(Unaudited) (Dollars in thousands, except per share data)	Jun. 30, 2023	Mar. 31, 2023	Jun. 30, 2022	Jun. 30, 2023	Jun. 30, 2022
FINANCIAL SUMMARY
Net interest income	$249,538	$251,623	$232,385	$501,161	$441,171
Non-interest income	147,605	137,612	139,427	285,217	271,196
Total revenue	397,143	389,235	371,812	786,378	712,367
Investment securities gains (losses)	3,392	(306)	1,029	3,086	8,192
Provision for credit losses	6,471	11,456	7,162	17,927	(2,696)
Non-interest expense	227,611	224,107	213,505	451,718	419,153
Income before taxes	166,453	153,366	152,174	319,819	304,102
Income taxes	35,990	32,813	32,021	68,803	63,923
Non-controlling interest expense	2,674	1,101	4,359	3,775	6,231
Net income attributable to Commerce Bancshares, Inc.	$127,789	$119,452	$115,794	$247,241	$233,948
Earnings per common share:
Net income — basic	$1.03	$0.95	$0.92	$1.98	$1.84
Net income — diluted	$1.02	$0.95	$0.92	$1.97	$1.84
Effective tax rate	21.97%	21.55%	21.66%	21.77%	21.46%
Fully-taxable equivalent net interest income	$251,757	$253,411	$235,010	$505,168	$446,403
Average total interest earning assets (1)	$32,412,084	$31,568,594	$33,839,655	$31,992,669	$34,385,339
Diluted wtd. average shares outstanding	124,007,300	124,258,981	125,916,229	124,132,445	126,279,546

RATIOS
Average loans to deposits (2)	66.15%	64.99%	53.93%	65.57%	52.91%
Return on total average assets	1.56	1.54	1.36	1.55	1.35
Return on average equity (3)	18.81	18.75	16.29	18.78	15.28
Non-interest income to total revenue	37.17	35.35	37.50	36.27	38.07
Efficiency ratio (4)	57.22	57.49	57.29	57.35	58.72
Net yield on interest earning assets	3.12	3.26	2.79	3.18	2.62

EQUITY SUMMARY
Cash dividends per share	$.270	$.270	$.252	$.540	$.505
Cash dividends on common stock	$33,744	$33,759	$31,935	$67,503	$64,078
Book value per share (5)	$21.53	$21.51	$21.23
Market value per share (5)	$48.70	$58.35	$62.52
High market value per share	$58.97	$70.20	$70.78
Low market value per share	$45.55	$55.72	$59.81
Common shares outstanding (5)	124,734,830	124,720,710	126,034,333
Tangible common equity to tangible assets (6)	7.70%	7.92%	7.56%
Tier I leverage ratio	10.46%	10.61%	9.45%

OTHER QTD INFORMATION
Number of bank/ATM locations	272	275	279
Full-time equivalent employees	4,680	4,636	4,579
(1)Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2)Includes loans held for sale.
(3)Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(4)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.
(5)As of period end.
(6)The tangible common equity ratio is a non-gaap ratio and is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2022.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (In thousands, except per share data)	For the Three Months Ended					For the Six Months Ended
	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Jun. 30, 2023	Jun. 30, 2022
Interest income	$348,663	$308,857	$286,377	$262,666	$238,154	$657,520	$449,936
Interest expense	99,125	57,234	31,736	16,293	5,769	156,359	8,765
Net interest income	249,538	251,623	254,641	246,373	232,385	501,161	441,171
Provision for credit losses	6,471	11,456	15,477	15,290	7,162	17,927	(2,696)
Net interest income after credit losses	243,067	240,167	239,164	231,083	225,223	483,234	443,867
NON-INTEREST INCOME
Bank card transaction fees	49,725	46,654	44,588	45,638	43,873	96,379	85,918
Trust fees	47,265	45,328	44,710	45,406	46,792	92,593	94,603
Deposit account charges and other fees	22,633	21,752	21,989	24,521	25,564	44,385	47,871
Consumer brokerage services	4,677	5,085	4,518	5,085	5,068	9,762	9,514
Capital market fees	2,539	3,362	3,386	3,393	3,327	5,901	7,452
Loan fees and sales	2,735	2,589	2,566	3,094	3,246	5,324	7,481
Other	18,031	12,842	15,068	11,377	11,557	30,873	18,357
Total non-interest income	147,605	137,612	136,825	138,514	139,427	285,217	271,196
INVESTMENT SECURITIES GAINS (LOSSES), NET	3,392	(306)	8,904	3,410	1,029	3,086	8,192
NON-INTEREST EXPENSE
Salaries and employee benefits	145,429	144,373	138,458	137,393	142,243	289,802	278,196
Data processing and software	28,719	28,154	27,991	28,050	27,635	56,873	54,651
Net occupancy	12,995	12,759	11,774	12,544	12,503	25,754	24,799
Marketing	6,368	5,471	5,419	6,228	5,836	11,839	12,180
Equipment	4,864	4,850	5,021	5,036	4,734	9,714	9,302
Supplies and communication	4,625	4,590	4,446	4,581	4,361	9,215	9,074
Other	24,611	23,910	23,631	19,052	16,193	48,521	30,951
Total non-interest expense	227,611	224,107	216,740	212,884	213,505	451,718	419,153
Income before income taxes	166,453	153,366	168,153	160,123	152,174	319,819	304,102
Less income taxes	35,990	32,813	34,499	33,936	32,021	68,803	63,923
Net income	130,463	120,553	133,654	126,187	120,153	251,016	240,179
Less non-controlling interest expense (income)	2,674	1,101	2,026	3,364	4,359	3,775	6,231
Net income attributable to Commerce Bancshares, Inc.	$127,789	$119,452	$131,628	$122,823	$115,794	$247,241	$233,948
Net income per common share — basic	$1.03	$0.95	$1.05	$0.97	$0.92	$1.98	$1.84
Net income per common share — diluted	$1.02	$0.95	$1.04	$0.97	$0.92	$1.97	$1.84

OTHER INFORMATION
Return on total average assets	1.56%	1.54%	1.65%	1.48%	1.36%	1.55%	1.35%
Return on average equity (1)	18.81	18.75	21.88	17.84	16.29	18.78	15.28
Efficiency ratio (2)	57.22	57.49	55.26	55.19	57.29	57.35	58.72
Effective tax rate	21.97	21.55	20.77	21.65	21.66	21.77	21.46
Net yield on interest earning assets	3.12	3.26	3.18	3.01	2.79	3.18	2.62
Fully-taxable equivalent net interest income	$251,757	$253,411	$256,675	$248,737	$235,010	$505,168	$446,403
(1)Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(2)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	Jun. 30, 2023	Mar. 31, 2023	Jun. 30, 2022
ASSETS
Loans
Business	$5,906,493	$5,704,467	$5,441,592
Real estate — construction and land	1,451,783	1,437,419	1,266,260
Real estate — business	3,621,222	3,486,543	3,215,578
Real estate — personal	2,980,599	2,952,042	2,836,835
Consumer	2,110,605	2,094,389	2,089,592
Revolving home equity	303,845	295,478	271,854
Consumer credit card	574,755	558,669	558,102
Overdrafts	7,237	6,515	6,814
Total loans	16,956,539	16,535,522	15,686,627
Allowance for credit losses on loans	(158,685)	(159,317)	(138,039)
Net loans	16,797,854	16,376,205	15,548,588
Loans held for sale	6,776	6,162	6,467
Investment securities:
Available for sale debt securities	10,414,625	11,228,616	13,700,308
Trading debt securities	29,412	41,584	34,195
Equity securities	12,266	12,528	8,546
Other securities	258,045	268,417	207,989
Total investment securities	10,714,348	11,551,145	13,951,038
Federal funds sold	2,750	27,060	26,000
Securities purchased under agreements to resell	825,000	825,000	1,450,000
Interest earning deposits with banks	2,568,695	1,341,854	684,994
Cash and due from banks	366,699	351,210	355,524
Premises and equipment — net	451,568	428,169	397,877
Goodwill	146,371	138,921	138,921
Other intangible assets — net	14,666	14,918	15,853
Other assets	936,535	944,212	860,108
Total assets	$32,831,262	$32,004,856	$33,435,370
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$8,198,849	$8,685,234	$11,102,585
Savings, interest checking and money market	14,418,974	14,419,741	16,063,064
Certificates of deposit of less than $100,000	1,543,424	468,667	404,096
Certificates of deposit of $100,000 and over	1,708,197	1,109,818	601,488
Total deposits	25,869,444	24,683,460	28,171,233
Federal funds purchased and securities sold under agreements to repurchase	2,878,021	2,784,559	2,234,296
Other borrowings	1,005,613	1,507,776	6,025
Other liabilities	392,956	346,649	348,503
Total liabilities	30,146,034	29,322,444	30,760,057
Stockholders’ equity:
Common stock	629,319	629,319	610,804
Capital surplus	2,921,365	2,919,060	2,682,161
Retained earnings	211,358	117,313	262,363
Treasury stock	(58,389)	(59,670)	(129,588)
Accumulated other comprehensive income (loss)	(1,036,295)	(940,498)	(766,894)
Total stockholders’ equity	2,667,358	2,665,524	2,658,846
Non-controlling interest	17,870	16,888	16,467
Total equity	2,685,228	2,682,412	2,675,313
Total liabilities and equity	$32,831,262	$32,004,856	$33,435,370

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022
ASSETS:
Loans:
Business	$5,757,388	$5,656,104	$5,478,241	$5,317,696	$5,385,181
Real estate — construction and land	1,450,196	1,410,835	1,268,900	1,288,721	1,225,267
Real estate — business	3,540,851	3,478,382	3,300,697	3,258,128	3,163,508
Real estate — personal	2,960,962	2,933,750	2,886,686	2,844,376	2,825,578
Consumer	2,098,523	2,067,385	2,089,912	2,101,622	2,070,560
Revolving home equity	300,623	296,748	293,681	280,923	272,280
Consumer credit card	555,875	556,223	559,463	550,058	537,681
Overdrafts	4,630	4,449	7,428	4,438	5,524
Total loans	16,669,048	16,403,876	15,885,008	15,645,962	15,485,579
Allowance for credit losses on loans	(159,068)	(150,117)	(143,285)	(137,833)	(134,670)
Net loans	16,509,980	16,253,759	15,741,723	15,508,129	15,350,909
Loans held for sale	5,957	5,708	6,567	7,170	7,933
Investment securities:
U.S. government and federal agency obligations	1,035,651	1,099,067	1,055,602	1,113,442	1,119,305
Government-sponsored enterprise obligations	55,751	87,086	55,732	55,753	55,762
State and municipal obligations	1,532,519	1,793,756	1,990,643	2,052,908	2,126,380
Mortgage-backed securities	6,316,224	6,454,408	6,605,936	6,847,912	7,158,252
Asset-backed securities	2,827,911	3,233,757	3,714,092	3,870,953	4,038,113
Other debt securities	519,988	528,941	560,951	587,026	643,463
Unrealized gain (loss) on debt securities	(1,331,002)	(1,387,196)	(1,582,061)	(1,064,534)	(851,110)
Total available for sale debt securities	10,957,042	11,809,819	12,400,895	13,463,460	14,290,165
Trading debt securities	46,493	45,757	44,626	35,621	43,904
Equity securities	12,335	12,458	10,534	8,838	9,094
Other securities	273,587	229,867	219,354	208,708	195,090
Total investment securities	11,289,457	12,097,901	12,675,409	13,716,627	14,538,253
Federal funds sold	7,484	38,978	27,683	13,486	4,269
Securities purchased under agreements to resell	824,974	825,000	1,174,457	1,379,341	1,703,569
Interest earning deposits with banks	2,284,162	809,935	640,039	980,273	1,248,942
Other assets	1,941,340	1,376,551	1,339,554	1,256,498	1,238,493
Total assets	$32,863,354	$31,407,832	$31,605,432	$32,861,524	$34,092,368

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$8,224,475	$9,114,512	$10,360,834	$10,758,353	$11,209,680
Savings	1,516,887	1,550,215	1,567,113	1,595,857	1,609,694
Interest checking and money market	12,918,399	13,265,485	13,693,974	14,423,713	14,847,306
Certificates of deposit of less than $100,000	1,075,110	415,367	388,304	397,071	411,655
Certificates of deposit of $100,000 and over	1,472,208	903,393	596,703	578,158	648,728
Total deposits	25,207,079	25,248,972	26,606,928	27,753,152	28,727,063
Borrowings:
Federal funds purchased	507,165	493,721	143,630	51,929	113,128
Securities sold under agreements to repurchase	2,206,612	2,418,726	2,260,263	2,199,866	2,258,184
Other borrowings	1,617,952	551,267	179,552	2,010	2,029
Total borrowings	4,331,729	3,463,714	2,583,445	2,253,805	2,373,341
Other liabilities	598,915	112,052	28,745	123,691	139,986
Total liabilities	30,137,723	28,824,738	29,219,118	30,130,648	31,240,390
Equity	2,725,631	2,583,094	2,386,314	2,730,876	2,851,978
Total liabilities and equity	$32,863,354	$31,407,832	$31,605,432	$32,861,524	$34,092,368

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022
ASSETS:
Loans:
Business (1)	5.58%	5.31%	4.68%	3.94%	3.16%
Real estate — construction and land	7.92	7.33	6.80	5.27	4.09
Real estate — business	5.96	5.65	5.15	4.40	3.70
Real estate — personal	3.68	3.61	3.45	3.36	3.27
Consumer	5.63	5.31	4.77	4.17	3.62
Revolving home equity	7.55	7.03	5.89	4.82	3.69
Consumer credit card	13.77	13.68	12.64	12.05	11.32
Overdrafts	—	—	—	—	—
Total loans	5.84	5.56	5.03	4.37	3.72
Loans held for sale	10.17	10.30	10.09	8.80	8.14
Investment securities:
U.S. government and federal agency obligations	3.42	1.90	2.01	4.51	4.93
Government-sponsored enterprise obligations	2.38	3.21	2.36	2.36	2.39
State and municipal obligations (1)	2.04	2.26	2.29	2.27	2.30
Mortgage-backed securities	2.09	2.06	1.88	1.93	1.99
Asset-backed securities	2.08	2.01	1.96	1.62	1.35
Other debt securities	1.86	1.93	1.89	1.93	1.97
Total available for sale debt securities	2.19	2.07	1.97	2.09	2.08
Trading debt securities (1)	4.53	4.59	3.81	2.74	2.46
Equity securities (1)	23.25	23.24	28.44	27.11	26.90
Other securities (1)	9.40	7.11	6.67	7.09	22.38
Total investment securities	2.37	2.18	2.07	2.18	2.36
Federal funds sold	5.63	5.09	4.27	2.77	1.79
Securities purchased under agreements to resell	1.99	1.94	2.36	1.72	1.03
Interest earning deposits with banks	5.14	4.67	3.69	2.25	.78
Total interest earning assets	4.34	4.00	3.59	3.21	2.86

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.05	.05	.06	.04	.04
Interest checking and money market	.93	.61	.38	.20	.06
Certificates of deposit of less than $100,000	3.78	1.39	.73	.41	.20
Certificates of deposit of $100,000 and over	3.93	2.98	1.42	.60	.29
Total interest bearing deposits	1.29	.71	.40	.21	.07
Borrowings:
Federal funds purchased	5.06	4.59	3.56	2.41	.79
Securities sold under agreements to repurchase	3.09	2.93	2.29	1.37	.48
Other borrowings	5.24	4.94	4.02	1.78	2.37
Total borrowings	4.13	3.49	2.48	1.39	.50
Total interest bearing liabilities	1.87%	1.20%	.69%	.34%	.12%

Net yield on interest earning assets	3.12%	3.26%	3.18%	3.01%	2.79%
(1) Stated on a fully taxable-equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Six Months Ended
(Unaudited) (In thousands, except ratios)	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Jun. 30, 2023	Jun. 30, 2022
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$159,317	$150,136	$143,377	$138,039	$134,710	$150,136	$150,044
Provision for credit losses on loans	5,864	15,948	12,404	10,150	7,287	21,812	(3,399)
Net charge-offs (recoveries):
Commercial portfolio:
Business	165	230	496	461	19	395	96
Real estate — construction and land	(115)	—	—	—	—	(115)	—
Real estate — business	(5)	(4)	(4)	(8)	(1)	(9)	(8)
	45	226	492	453	18	271	88
Personal banking portfolio:
Consumer credit card	4,687	4,325	3,467	2,882	2,937	9,012	6,309
Consumer	1,273	1,275	1,522	827	633	2,548	1,441
Overdraft	517	978	230	703	425	1,495	783
Real estate — personal	(6)	(11)	(40)	(15)	(41)	(17)	(19)
Revolving home equity	(20)	(26)	(26)	(38)	(14)	(46)	4
	6,451	6,541	5,153	4,359	3,940	12,992	8,518
Total net loan charge-offs	6,496	6,767	5,645	4,812	3,958	13,263	8,606
Balance at end of period	$158,685	$159,317	$150,136	$143,377	$138,039	$158,685	$138,039
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$29,235	$28,628	$33,120	$30,047	$24,907

NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	.01%	.02%	.04%	.03%	—%	.01%	—%
Real estate — construction and land	(.03)	—	—	—	—	(.02)	—
Real estate — business	—	—	—	—	—	—	—
	—	.01	.02	.02	—	.01	—
Personal banking portfolio:
Consumer credit card	3.38	3.15	2.46	2.08	2.19	3.27	2.36
Consumer	.24	.25	.29	.16	.12	.25	.14
Overdraft	44.79	89.15	12.28	62.85	30.86	66.40	29.50
Real estate — personal	—	—	(.01)	—	(.01)	—	—
Revolving home equity	(.03)	(.04)	(.04)	(.05)	(.02)	(.03)	—
	.44	.45	.35	.30	.28	.44	.30
Total	.16%	.17%	.14%	.12%	.10%	.16%	.11%

CREDIT QUALITY RATIOS
Non-accrual loans to total loans	.04%	.05%	.05%	.05%	.05%
Allowance for credit losses on loans to total loans	.94	.96	.92	.90	.88

NON-ACCRUAL AND PAST DUE LOANS
Non-accrual loans:
Business	$4,732	$6,361	$6,751	$5,645	$6,314
Real estate — construction and land	—	—	—	—	—
Real estate — business	153	171	189	149	167
Real estate — personal	1,276	1,269	1,366	1,390	1,436
Total	6,161	7,801	8,306	7,184	7,917
Loans past due 90 days and still accruing interest	$15,351	$14,800	$15,830	$12,538	$11,909
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2023
For the quarter ended June 30, 2023, net income amounted to $127.8 million, compared to $119.5 million in the previous quarter and $115.8 million in the same quarter last year. The increase in net income compared to the previous quarter was primarily the result of higher non-interest income and investment securities gains coupled with a lower provision for credit losses, partly offset by lower net interest income and higher non-interest expense. The net yield on interest earning assets declined 14 basis points from the previous quarter to 3.12%. Average loans grew $265.2 million compared to the previous quarter, while average available for sale debt securities and average deposits declined $852.8 million and $41.9 million, respectively. For the quarter, the return on average assets was 1.56%, the return on average equity was 18.81%, and the efficiency ratio was 57.2%.

Balance Sheet Review
During the 2nd quarter of 2023, average loans totaled $16.7 billion, an increase of $265.2 million over the prior quarter, and $1.2 billion, or 7.6%, over the same quarter last year. Compared to the previous quarter, average balances of business, business real estate, and construction loans grew $101.3 million, $62.5 million, and $39.4 million, respectively. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $8.9 million, compared to $3.2 million in the prior quarter.

Total average available for sale debt securities decreased $852.8 million compared to the previous quarter to $11.0 billion, at fair value. The decrease in investment securities was mainly the result of lower balances of mortgage-backed, other asset-backed, and state and municipal securities. During the 2nd quarter of 2023, the unrealized loss on available for sale securities increased $109.2 million to $1.4 billion, at period end, and sales, maturities and pay downs were $702.3 million. At June 30, 2023, the duration of the available for sale investment portfolio was 3.9 years. The Company does not have any investment securities classified as held-to-maturity.

Total average deposits decreased $41.9 million this quarter compared to the previous quarter. The decrease in deposits mostly resulted from lower demand deposits and interest checking and money market deposits of $890.0 million and $347.1 million, respectively. These decreases were partly offset by higher certificate of deposit balances of $1.2 billion. Compared to the previous quarter, total average commercial, consumer, and wealth deposits declined $256.5 million, $189.5 million, and $123.4 million, respectively. These decreases were offset by $523.5 million of average brokered deposits, which are not reported in the Company’s operating segments. The average loans to deposits ratio was 66.2% in the current quarter and 65.0% in the prior quarter. The Company’s average borrowings, which included customer repurchase agreements of $2.2 billion, were $4.3 billion in the 2nd quarter of 2023 and $3.5 billion in the prior quarter.

Net Interest Income
Net interest income in the 2nd quarter of 2023 amounted to $249.5 million, a decrease of $2.1 million compared to the previous quarter. On a fully taxable-equivalent (FTE) basis, net interest income for the current quarter decreased $1.7 million from the previous quarter to $251.8 million. The decrease in net interest income was mostly due to higher interest expense, mostly offset by higher interest earned on loans and deposits with banks. The net yield (FTE) on earning assets decreased to 3.12%, from 3.26% in the prior quarter.

Compared to the previous quarter, interest income on loans (FTE) increased $17.6 million, due to higher average rates earned on all loan categories, coupled with higher average balances of all loan categories, except consumer credit cards. The average yield (FTE) on the loan portfolio increased 28 basis points to 5.84% this quarter.

Interest income on investment securities (FTE) increased $2.2 million compared to the prior quarter, due to higher rates earned, partly offset by lower average balances. Interest income earned on U.S. government and federal agency securities increased due to higher rates earned, which included the impact of $4.1 million in higher inflation income from Treasury inflation-protected securities this quarter. At June 30, 2023, the Company recorded a $1.7 million adjustment to premium amortization, which increased interest income to reflect slower forward prepayment speed estimates on mortgage-backed securities. The average yield (FTE) on total investment securities was 2.37% in the current quarter, compared to 2.18% in the previous quarter.

Compared to the previous quarter, interest income on deposits with banks increased $19.9 million, mostly due to higher average balances of $1.5 billion coupled with higher average rates earned. The average yield on deposits with banks was 5.14% in the current quarter, compared to 4.67% in the prior quarter.

Interest expense increased $41.1 million, mostly due to higher rates paid on deposits and higher Federal Home Loan Bank (FHLB) borrowings. The average rate paid on interest bearing deposits totaled 1.29% in the current quarter compared to .71% in the prior quarter. Interest expense on deposits increased $26.4 million this quarter compared to the previous quarter. Interest expense on borrowings increased $14.8 million, due to a 64 basis point increase in the average rate paid coupled with higher average borrowings of $868.0 million. The overall rate paid on interest bearing liabilities was 1.87% in the current quarter compared to 1.20% in the prior quarter.

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2023
Non-Interest Income
In the 2nd quarter of 2023, total non-interest income amounted to $147.6 million, an increase of $8.2 million compared to the same period last year and an increase of $10.0 million compared to the prior quarter. The increase in non-interest income compared to the same period last year was mainly due to higher bank card fees, letter of credit fees, and an increase in fair value adjustments recorded on the Company’s deferred compensation plan assets, which are held in a trust and recorded as both an asset and liability, affecting both other income and other expense. These increases were partly offset by lower deposit fees. The increase in non-interest income compared to the prior quarter was mainly due to higher bank card fees, letter of credit fees, trust fees, swap fees, and a gain on the sale of real estate recorded in the current quarter.

Total net bank card fees in the current quarter increased $5.9 million, or 13.3%, compared to the same period last year, and increased $3.1 million compared to the prior quarter. Net corporate card fees increased $4.5 million, or 18.3%, over the same quarter of last year mainly due to higher interchange fee income and lower rewards expense. Net debit card fees increased $807 thousand, or 7.7%, net merchant fees increased $425 thousand, or 8.6%, and net credit card fees increased $100 thousand, or 2.7%. Total net bank card fees this quarter were comprised of fees on corporate card ($29.2 million), debit card ($11.3 million), merchant ($5.4 million) and credit card ($3.8 million) transactions.

In the current quarter, trust fees increased $473 thousand, or 1.0%, over the same period last year, mostly resulting from higher private client trust fees. Compared to the same period last year, deposit account fees decreased $2.9 million, or 11.5%, mainly due to lower overdraft and return item fees of $2.9 million.

Other non-interest income increased over the same period last year primarily due to higher swap fees of $1.1 million, higher letter of credit fees of $2.7 million, a $3.4 million increase in the deferred compensation adjustment previously mentioned, and a gain on the sale of real estate of $1.1 million recorded in the current quarter. These increases were partly offset by a decrease in tax credit sales fees of $1.5 million and the receipt of a $2.2 million life insurance death benefit recorded in the 2nd quarter of 2022. For the 2nd quarter of 2023, non-interest income comprised 37.2% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities gains of $3.4 million in the current quarter, compared to losses of $306 thousand in the prior quarter and gains of $1.0 million in the 2nd quarter of 2022. Net securities gains in the current quarter primarily resulted from net fair value gains of $9.1 million on the Company’s private equity portfolio, partly offset by losses of $5.4 million realized on sales of available for sale debt securities.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $227.6 million, compared to $213.5 million in the same period last year and $224.1 million in the prior quarter. The increase in non-interest expense compared to the same period last year was mainly due to higher salaries and employee benefits expense, FDIC insurance expense, data processing and software expense, deconversion expense, travel and entertainment expense, and the deferred compensation adjustment previously mentioned. The increase in non-interest expense compared to the prior quarter was mainly due to higher full-time salaries expense, marketing expense, travel and entertainment expense and deconversion expense, partly offset by lower employee benefits expense and miscellaneous losses.

Compared to the 2nd quarter of last year, salaries and employee benefits expense increased $3.2 million, mostly due to higher full-time salaries expense of $6.9 million, or 7.6%. This increase was partly offset by lower incentive compensation of $5.7 million, largely the result of a $5.4 million accrual for special bonuses in 2022 that did not reoccur in 2023. Full-time equivalent employees totaled 4,680 and 4,579 at June 30, 2023 and 2022, respectively.

Compared to the same period last year, data processing and software expense increased $1.1 million due to higher bank card fees expense and increased costs for service providers. Other non-interest expense increased $8.4 million, mostly due to growth in deferred compensation, FDIC insurance, and travel and entertainment expense of $3.4 million, $1.8 million, and $797 thousand, respectively. Additionally, the Company recorded $2.1 million in deconversion expenses relating to the transition of Commerce Financial Advisors support to LPL Financial’s Institution Services platform.

Income Taxes
The effective tax rate for the Company was 22.0% in the current quarter, 21.6% in the previous quarter, and 21.7% in the 2nd quarter of 2022.

Credit Quality
Net loan charge-offs in the 2nd quarter of 2023 amounted to $6.5 million, compared to $6.8 million in the prior quarter and $4.0 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .16% in the current quarter, .17% in the previous quarter, and .10% in the 2nd quarter of last year. Net loan charge-offs on personal banking loans decreased $90 thousand to $6.5 million, mainly due to lower overdraft loan net charge-offs, partly offset by higher consumer credit card loan net charge-offs.

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2023
In the 2nd quarter of 2023, annualized net loan charge-offs on average consumer credit card loans were 3.38%, compared to 3.15% in the previous quarter, and 2.19% in the same quarter last year. Consumer loan net charge-offs were .24% of average consumer loans in the current quarter, .25% in the prior quarter, and .12% in the same quarter last year.

At June 30, 2023, the allowance for credit losses on loans totaled $158.7 million, or .94% of total loans, and decreased $632 thousand compared to the prior quarter. Additionally, the liability for unfunded lending commitments at June 30, 2023 was $29.2 million, an increase of $607 thousand compared to the liability at March 31, 2023.

At June 30, 2023, total non-accrual loans amounted to $6.2 million, a decrease of $1.6 million compared to the previous quarter. At June 30, 2023, the balance of non-accrual loans, which represented .04% of loans outstanding, included business loans of $4.7 million, personal real estate loans of $1.3 million, and business real estate loans of $153 thousand. Loans more than 90 days past due and still accruing interest totaled $15.4 million at June 30, 2023.

Liquidity
During the 2nd quarter of 2023, the Company increased its deposit balance at the Federal Reserve Bank (FRB) by $1.2 billion to $2.6 billion. The change in the balance at the FRB was mostly the result of a $1.2 billion increase in total deposits and $702.3 million of sales, maturities, and paydowns in the available for sale debt securities portfolio, partly offset by a $500.0 million decrease in FHLB advances, a $220.8 million decrease in net fed funds purchased, and growth of $421.0 million in loan balances.

The Company regularly pledges loans and securities to the FRB and at June 30, 2023, the Company’s pledging resulted in a total borrowing capacity of $5.0 billion, or an increase of $1.2 billion compared to March 31, 2023. The Company did not have any borrowings from the FRB’s Discount Window or the Bank Term Funding Program during the current quarter. The Company also pledges loans and securities and borrows from the FHLB. During the 2nd quarter of 2023, the Company reduced its outstanding borrowings from the FHLB by $500.0 million to $1.0 billion and had $1.1 billion of available borrowing capacity at June 30, 2023. Additionally, the Company pledges portions of its investment securities portfolio to secure public fund deposits, trust funds, and securities sold under agreements to repurchase.

The Company has an available for sale debt securities portfolio with a fair market value of $10.4 billion at June 30, 2023. Approximately $2.0 billion is expected to mature or pay down over the next 12 months. At June 30, 2023, the Company had pledged $8.1 billion of the securities portfolio. The Company also has a portfolio of $825.0 million in securities purchased under agreements to resell, of which $700.0 million are expected to mature over the next 12 months.

Other
During the 2nd quarter of 2023, the Company paid a cash dividend of $.27 per common share, representing a 7.1% increase over the same period last year. The Company purchased 6,205 shares of treasury stock during the current quarter at an average price of $52.61. Additionally, the Company completed its acquisition of L.J. Hart and Company, a municipal bond underwriter and advisor, in June 2023.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.